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                                                                    EXHIBIT 11.1




                         MARINE MANAGEMENT SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      METHOD - FAS 128, PRIOR YEAR RESTATED
                                   (UNAUDITED)



                                                                     Nine Months Ended                     Three Months Ended
                                                                 September 30     September 30        September 30    September 30
                                                                     1998              1997               1998             1997
                                                                  -----------       -----------       -----------       -----------

Common shares outstanding at January 1:                             4,421,120         2,701,110         4,421,120         2,701,110

IPO offering, May 7, 1997                                                   0         1,440,000                 0         1,440,000


Other stock transactions in 1997, net:                                      0           202,243                 0           202,243
                                                                  -----------       -----------       -----------       -----------


Common shares outstanding on September 30,:                         4,421,120         4,343,353         4,421,120         4,343,353

Adjustment to weighted average:                                             0          (764,449)                0                 0

                                                                  -----------       -----------       -----------       -----------

Weighted average outstanding shares at September 30:                4,421,120         3,578,904         4,421,120         4,343,353
                                                                  ===========       ===========       ===========       ===========

Net loss for periods ending September 30,                         $(2,112,782)      $(2,110,912)      $  (866,917)      $  (661,568)

Preferred dividends                                                         0             (5753)                0             (5753)
                                                                  -----------       -----------       -----------       -----------

Adjusted net loss:                                                $(2,112,782)      $(2,116,665)      $  (866,917)      $  (667,321)
                                                                  ===========       ===========       ===========       ===========

 Basic and diluted earnings (loss) per share:                     $     (0.48)      $     (0.59)      $     (0.20)      $     (0.15)

 Prior Stated                                                                       $     (0.57)                        $     (0.15)






                 See accompanying Notes to Financial Statements